Exhibit 99.1

December 31, 2007

DAKOTA GROWERS PASTA COMPANY, INC.

Contact:

Tim Dodd

President and CEO

701/652-2855

For Immediate Release

Carrington, ND (December 31, 2007) – The Board of Directors of Dakota Growers Pasta Company, Inc. has authorized the payment of non-periodic dividends of $0.16 per share on its Common Stock, $0.16 per share on its Series F Convertible Preferred Stock and $0.01 per share on its Series D Delivery Preferred Stock, payable on January 15, 2008 to shareholders of record as of December 31, 2007.

The Company continued its positive earnings trend, posting net earnings per basic common share of $0.52 per share for the year ended July 31, 2007, compared to $0.30 per common share in fiscal 2006.

Dakota Growers Pasta Company, Inc., headquartered in Carrington, North Dakota, is the third largest manufacturer and marketer of dry pasta products in North America and the manufacturer and distributor of DreamfieldsTM Healthy Carb Living Pasta. Dreamfields pasta is an excellent source of fiber, has five grams of digestible carbohydrates and a 65% lower glycemic index than regular pasta.

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The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the Company’s periodic filings with the Securities and Exchange Commission, available at www.sec.gov.